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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[_] Check box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).

[_]  Form 3 Holdings Reported

[_]  Form 4 Transactions Reported

________________________________________________________________________________
1.   Name and Address of Reporting Person*

Robinson                             Harriett                 J.
--------------------------------------------------------------------------------
   (Last)                            (First)              (Middle)

3500 Tuxedo Road, N.W.
--------------------------------------------------------------------------------
                                    (Street)

Atlanta                            Georgia                  30305-1068
--------------------------------------------------------------------------------
   (City)                            (State)                (Zip)
________________________________________________________________________________
2.   Issuer Name and Ticker or Trading Symbol

     Atlantic American Corporation - AAME

________________________________________________________________________________
3.   IRS Identification Number of Reporting Person, if an Entity (Voluntary)

     ###-##-####
________________________________________________________________________________
4.   Statement for Month/Year

     December, 1999
________________________________________________________________________________
5.   If Amendment, Date of Original (Month/Year)



________________________________________________________________________________
6.   Relationship of Reporting Person to Issuer
     (Check all applicable)

     [X]  Director                             [X]  10% Owner
     [ ]  Officer (give title below)           [X]  Other (specify below)

               Trustee under Rule 16a-8
________________________________________________________________________________
7.   Individual or Joint/Group Filing
     (Check applicable line)

     [X]  Form filed by one Reporting Person
     [_]  Form filed by more than one Reporting Person
________________________________________________________________________________


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                 5.             6.
                                                                 4.                              Amount of      Owner-
                                                                 Securities Acquired (A) or      Securities     ship
                                                                 Disposed of (D)                 Beneficially   Form:     7.
                                                                 (Instr. 3, 4 and 5)             Owned at End   Direct    Nature of
                                      2.            3.           -----------------------------   of Issuer's    (D) or    Indirect
1.                                    Transaction   Transaction                  (A)             Fiscal Year    Indirect  Beneficial
Title of Security                     Date          Code             Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            (mm/dd/yy)    (Instr. 8)                   (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Stock                                                                                     4,944           I      401(k)Plan
                                                                                                                        by Spouse
                                                                                                                        (1***)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/99        P             15,000        A     $2.80   271,585          D
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           N/A                                                        6,720          D      Joint w/
                                                                                                                         Grandson
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/99        P              7,500        A     $2.80                    I
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/14/99        P              6,000        A     $2.30                    I

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/21/99        P              6,000        A    $2.375  2,009,921         I      2***

------------------------------------------------------------------------------------------------------------------------------------
Common Stock                           N/A                                                     3,381,202         I      By Gulf
                                                                                                                        Capital
                                                                                                                        Services(3)
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/99        P             15,000        A     $2.80  3,908,256         I      4***
------------------------------------------------------------------------------------------------------------------------------------
Common Stock                          12/03/99        P             15,000        A     $2.80  3,968,492         I      5***

====================================================================================================================================

*    If the form is filed by more than one  Reporting  Person,  see  Instruction
     4(b)(v).

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.


                                                                          (Over)
(Form 5-07/98)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-                      Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.                Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   4.       or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Trans-   of (D)        (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     action   (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  Code     4 and 5)      Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/     (Instr.  ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    8)        (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------

Employee Stock
Options (6)                  N/A                                                Cmn. Stk.                 120,000   I     By Spouse
------------------------------------------------------------------------------------------------------------------------------------
Option to Buy(7)             N/A                                                Cmn. Stk.                   8,000   D
------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

------------------------------------------------------------------------------------------------------------------------------------

====================================================================================================================================

Explanation of Responses: *** Reporting Person expressly disclaims beneficial ownership of such securities.
1  Information herein is based on a plan statement as of December 31, 1999.
2 Includes 779,219 shares held directly by spouse; 936,702 shares held by Delta life Ins. Co.; and 294,000 shares held by Delta fire & Casualty Ins. Co.
3 Spouse individually holds 24% interest in the Partnership. The remaining partnership interests are held in equal shares by the Trusts for the reporting person's daughters, with the reporting person's spouse as Trustee.
4  By self as trustee for Robin Robinson, securities directly held by Trust.
5  By self as trustee for Jill Robinson, securities held directly by Trest.
6 Option to buy Common Stock, granted at an option price of $2.50 to $3.374, under the Atlantic American Corporation 1992 Incentive Plan.
7 Granted pursuant to the Company's 1996 Director Stock Option Plan at option prices ranging from $3.00 to $4.4375.



                                                           02/14/00
---------------------------------------------            -----------------------
     Harriett J. Robinson                                         Date
     **Signature of Reporting Person

** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.


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